Exhibit 4.4

PHH CORPORATION

Issuer

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor in interest for Bank One Trust Company, N.A.)

Trustee

Supplemental Indenture No. 5

Dated as of August 23, 2012

SENIOR DEBT SECURITIES

SUPPLEMENTAL INDENTURE NO. 5

SUPPLEMENTAL INDENTURE NO. 5, dated as of August 23, 2012 (“Supplemental Indenture No. 5”), between PHH Corporation, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor in interest for Bank One Trust Company, N.A.), a national banking association duly organized and existing under the laws of the United States of America (the “Trustee”), as trustee under the Senior Debt Securities Indenture hereinafter mentioned.

W I T N E S S E T H :

WHEREAS, the Company duly authorized the execution and delivery of a Senior Debt Securities Indenture, dated as of November 6, 2000 (as amended and supplemented, the “Senior Indenture”), providing for the issuance from time to time of Securities of the Company to be issued in one or more series, unlimited as to principal amount, to bear such rates of interest and to mature at such time or times, as shall be established in accordance with such Senior Indenture;

WHEREAS, Section 902 of the Senior Indenture provides that, subject to certain conditions and exceptions, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Senior Indenture or of modifying in any manner the rights of the Holders of Securities with the consent of the Holders as specified therein;

WHEREAS, Section 3.01 of Supplemental Indenture No. 1, dated as of November 6, 2000 (“Supplemental Indenture No. 1”), between the Company and the Trustee, provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating Section 2.01 (Limitation on Restricted Payments) of Supplemental Indenture No. 1 with the consent of the Holders as specified therein;

WHEREAS, the Company desires to supplement or amend the Senior Indenture with respect to the Company’s 7.125% Notes due 2013 (the “Notes”):

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of August 9, 2012 (as amended from time to time, the “Tender Offer and Consent Solicitation”), and accompanying Consent and Letter of Transmittal, dated as of August 9, 2012, to the Holders of the Notes seeking their consent (the “Consent Solicitation”)

to certain proposed amendments to the Senior Indenture as described in the Tender Offer and Consent Solicitation (the “Proposed Amendments”);

WHEREAS, the Company and the Trustee have received the requisite consents to the amendments to the Senior Indenture set forth in this Supplemental Indenture No. 5; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture No. 5 and to make this Supplemental Indenture No. 5 valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the premises set forth above, it is mutually agreed by the Company and the Trustee, for the equal and ratable benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01   Amendments to the Indenture.  For all purposes of the Senior Indenture and this Supplemental Indenture No. 5, except as otherwise expressly provided or unless the context otherwise requires:

(a)           unless indicated otherwise, “herein,” “hereof” and other words of similar import refer to this Supplemental Indenture No. 5 as a whole and not to any particular Article, Section or other subdivision; and

(b)           all capitalized terms used in this Supplemental Indenture No. 5 but not defined herein shall have the meanings assigned such terms in the Senior Indenture.

ARTICLE TWO

AMENDMENTS AND WAIVERS

Section 2.01   Amendments to the Senior Indenture.  This Supplemental Indenture No. 5 shall be effective and binding immediately upon its execution by the parties hereto, but, notwithstanding an earlier execution date, the terms hereof shall not become operative until the initial date (the “Operative Date”) of purchase by the Company of the Notes validly tendered,  not validly withdrawn and accepted pursuant to the Tender Offer and Consent Solicitation.  Effective as of the Operative Date, this Supplemental Indenture No. 5 hereby amends the Senior Indenture and Notes as provided for below:

(a)           The Senior Indenture is hereby amended to delete in their entirety Section 802 (Limitation on Liens) and Section 807 (When Securities Must Be Secured);

(b)           Supplemental Indenture No. 1 is hereby amended to delete in their entirety Section 2.01 (Limitation on Restricted Payments) and Section 2.02 (Debt/Tangible Equity Ratio);

(c)           The failure to comply with the terms of any of the Sections of the Senior Indenture set forth in clauses (a) or (b) above shall no longer constitute a Default or an Event of Default under the Senior Indenture and shall no longer have any other consequence under the Senior Indenture; and

(d)           All definitions set forth in Section 101 and Section 801 of the Senior Indenture that relate to defined terms used solely in Sections deleted by this Supplemental Indenture No. 5 are hereby deleted in their entirety.

ARTICLE THREE

MISCELLANEOUS

Section 3.01   Ratification of Senior Indenture; Supplemental Indenture No. 5 Part of Senior Indenture.

(i)            Except as expressly amended and supplemented hereby, the Senior Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture No. 5 shall form a part of the Senior Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  In the event of a conflict between the terms and conditions of the Senior Indenture and the terms and conditions of this Supplemental Indenture No. 5, then the terms and conditions of this Supplemental Indenture No. 5 shall prevail.

(ii)           The Notes include certain of the foregoing provisions from the Senior Indenture. Upon the Operative Date as provided for in this Supplemental Indenture No. 5, such provisions from the Notes shall be deemed deleted or amended as applicable.

(iii)          If the Company notifies D.F. King & Co., Inc., as tender agent under the Tender Offer and Consent Solicitation, that it has withdrawn or terminated the Consent Solicitation pursuant to the Tender Offer and Consent Solicitation, then the terms of this Supplemental Indenture No. 5 shall be null and void and the Senior Indenture and the Notes shall continue in full force and effect without any amendment or modification hereby.

Section 3.02   Trustee Makes No Representation.

The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this Supplemental Indenture No. 5. All of the provisions contained in the Senior Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture No. 5 as fully and with like force and effect as though fully set forth herein. The Company agrees to pay all amounts due to the Trustee under Section 607 of the Senior Indenture arising under or in connection with this Supplemental Indenture No. 5.

Section 3.03   Severability.

If any provision in this Supplemental Indenture No. 5 shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture No. 5 or the Senior Indenture shall not in any way be affected or impaired thereby.

Section 3.05   Counterparts.

This Supplemental Indenture No. 5 may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.06   Governing Law.

This Supplemental Indenture No. 5 shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture No. 5 to be duly executed by their respective officers thereunto duly authorized all as of the day and the year first written above.

PHH CORPORATION

By:	/s/ Richard J. Bradfield
Name: Richard J. Bradfield
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President